Exhibit 99.1

Maison Solutions Secures up to $70 Million Private Placement to

Launch Worldcoin (WLD) Digital Asset Treasury

MONTEREY PARK, Calif. / ACCESSWIRE / September 29, 2025 / Maison Solutions Inc. (NASDAQ: MSS) (“Maison Solutions” or the “Company”), a U.S.-based specialty grocery retailer offering traditional Asian and international food and merchandise, announced it has entered into a Securities Purchase Agreement (“SPA”) with a U.S.-based Institutional Investor for a private placement of up to $70 million in convertible notes to launch its digital asset treasury comprised of Worldcoin (“WLD”).

Worldcoin (WLD) is the native token of World Network (“World”), a project developed by Tools for Humanity and co-founded by Sam Altman, Alex Blania, and Max Novendstern. “World” aims to build a universal identity and financial infrastructure by combining World ID, a privacy-preserving proof-of-human system verified through the Orb device, with a globally distributed digital currency. Users in supported regions can receive WLD distributions once verified, while the World App provides a wallet for managing both identity and digital assets. The underlying World Chain enables applications to integrate scalable, decentralized identity checks. Together, World Network seeks to position WLD at the center of a system bridging digital identity, payments, and financial inclusion.

Maison Solutions plans to leverage WLD to explore the below blockchain initiatives:

●	Global Payments: Leverage WLD tokens as a reserve to explore settlement of cross-border transactions or remittances for international suppliers.

●	Inclusion & Access: Allow underbanked customers to transact or participate in loyalty ecosystems without needing a bank account or credit card.

●	Identity-Verified Loyalty Programs: Proof-of-humanity to ensure loyalty rewards and promotions are deployed to authenticated unique customers to reduce fraud in couponing and promotions.

●	AI-Resistant Customer Engagement: Verify feedback surveys, online reviews, and community engagement are human-authenticated, preserving trust in customer data.

“By integrating Worldcoin into our digital asset treasury, we’re going beyond diversifying our balance sheet but also exploring blockchain’s potential to enable proof-of-human identity and a global currency – advancing innovation at the intersection of technology, trust, and financial inclusion,” said John Xu, Chief Executive Officer of Maison Solutions.

John continued, “As we’ve mentioned before, we intend to continue leveraging innovation and emerging technologies into our industry. Our long-term strategy to enhance grocery store operations centers on the adoption of AI and blockchain technologies remains. These tools have the potential to unlock significant value across our existing stores by improving inventory management, streamlining sales and order processing, safeguarding customer privacy, and enabling a customer loyalty program.”

Looking ahead, Maison Solutions intends to explore joining the World Network and evaluating the potential deployment of Orb devices at select grocery store locations. This could enable in-store customer verification through World ID and provide a pathway for customers to participate directly in the World Network ecosystem.

The Company has not yet applied to join the World Network, has not been approved to deploy Orbs, and there can be no assurance that it will be accepted or that such deployment will occur. All blockchain initiatives involving WLD will be subject to applicable laws and regulations.

The foregoing description is a summary only and does not purport to be complete. For further information, please refer to the Company’s Current Report on Form 8-K, to be filed with the Securities and Exchange Commission on September 29, 2025.

About Maison Solutions Inc.

Maison Solutions Inc. is a U.S.-based specialty grocery retailer offering traditional Asian food and merchandise, particularly to members of Asian-American communities. The Company is committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse makeup of the communities in which the Company operates. Since its formation in 2019, the Company has acquired equity interests in three traditional Asian supermarkets in the Los Angeles, California area, operating under the brand name HK Good Fortune, and three supermarkets in the Phoenix and Tucson, Arizona metro areas, operating under the brand name Lee Lee International Supermarket. To learn more about Maison Solutions, please visit the Company’s website at www.maisonsolutionsinc.com. Follow us on LinkedIn and X.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC, copies of which are available on the SEC’s website at www.sec.gov. Maison Solutions undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after the date of this release, except as required by law.

Investor Relations Contact:

Gateway Group, Inc.

+1-949-574-3860

MSS@gateway-grp.com